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                                   EXHIBIT 11

                   HOLOPAK TECHNOLOGIES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)




                                                         THREE MONTHS
                                                         ENDED JUNE 30,
                                                      1997              1996
                                                      ----              ----
Weighted Average Number of
     Common  Shares Outstanding                    3,347,689          3,347,689

Common Share Equivalents Based
     Upon the Treasury Stock Method
                                                          --             25,043

Total Common Shares and
     Common  Share Equivalents
     Outstanding                                   3,347,689          3,372,732
                                                   ---------         ----------

Earnings Per Common Share and
     Common Share Equivalents:

Net Income                                         $    0.00         ($    0.07)
                                                   =========         ==========


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